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                                                                EXHIBIT 99(C)(1)

May 19, 1998

Samsonite Corporation
11200 East 45th Street
Denver, CO 80239

                                   AGREEMENT

  Each of the undersigned agrees to tender all of the shares of Samsonite Corporation common stock, $.01 par value per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are referred to as the "Shares"), owned by it into the offer made by Samsonite Corporation pursuant to the Offer to Purchase dated May 20, 1998, so long as such offer is for $40.00 per Share and for approximately 59% of the Shares.

                     APOLLO INVESTMENT FUND, L.P.

                       By Apollo Advisors, L.P., its general partner
                        By Apollo Capital Management, Inc., its general partner

                     By: /s/ Robert H. Falk
                        ---------------------------------
                     Title: Vice President

                     LION ADVISORS, L.P.

                       By Lion Advisors, L.P., its general partner
                        By Lion Capital Management, Inc., its general partner

                     By: /s/ Robert H. Falk
                        ---------------------------------
                     Title: Vice President

Accepted and agreed to as of
the date first set forth above:

SAMSONITE CORPORATION

By: /s/ Richard H. Wiley
------------------------
Title: Chief Financial Officer

                                     EXC-1